Exhibit 23.6

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of SR Bancorp, Inc. (“SR”) in the Registration Statement on Form S-1 of SR filed pursuant to Section 5 of the Securities Act. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

March 13, 2023